AGREEMENT REGARDING USE OF PROCEEDS OF IC-BH SALE AND REGARDING REMAINING AMOUNT DUE UNDER THE AMENDED AND RESTATED CREDIT FACILITY (as amended)

This Agreement is entered into by and between Nevada Gold & Casinos, Inc. ("NGC"), Black Hawk Gold, Ltd. ("BHG"), and Louise H. Rogers ("Rogers") as of November 13, 2007. NGC, BHG, and Rogers are collectively referred to as the "Parties" or singly as a "Party."

I. Recitals

A. The Parties previously entered into the Amended and Restated Credit Facility dated January 19, 2006 (the "Credit Facility"), in which Rogers provided a line of credit to NGC for a maximum of $55 million. The Credit Facility was secured, at least in part, by NGC's ownership interest in BHG, and BHG's ownership interest in Isle of Capri Black Hawk, L.L.C. ("IC-BH"). NGC owns 100% of BHG, and BHG owns 43% of IC-BH. Casino America of Colorado, Inc. ("CAC"), a wholly-owned subsidiary of Isle of Capri Casinos, Inc. ("Isle"), owns the remaining 57% of IC-BH.

B. The Parties amended the Credit Facility on July 30, 2007, in which the maturity date for the principal amount due from NGC to Rogers under the Credit Facility was extended from June 30, 2008, until September 30, 2008.

C. The Parties again amended the Credit Facility on October 12, 2007, to defer the interest payments due on September 30, 2007, October 31, 2007, and November 30, 2007, until December 31, 2007, or three business days after NGC receives funds related to the closing of the sale of Restaurant Connections International, Inc. ("RCI"), whichever occurs first.

D. NGC and BHG have received a proposal from CAC to purchase BHG's interest in IC-BH for $64.6 million (the "CAC Deal"). NGC and BHG acknowledge that payment is due to Rogers if a sale of BHG's interest in IC-BH occurs, and Rogers acknowledges that she must release her lien on BHG's interest in IC-BH for a sale to be consummated. Rogers, NGC, and BHG all desire that NGC and BHG accept the offer, on the following terms and conditions between the Parties:

II. General Terms and Conditions

A. NGC and BHG expect that, after deducting taxes and related expenses from the $64.6 million purchase price for BHG's interest in IC-BH (the "Sale Proceeds"), the net proceeds will be approximately $53.8 million. NGC, BHG, and Rogers all agree that the Sale Proceeds shall be applied and distributed as follows:

1. exactly $35 million to Rogers to be applied to the principal and accrued interest due under the Credit Facility, to be paid within three business days after receipt in full of the Sale Proceeds from CAC;

2. $2 million, plus any accrued interest, shall be applied to the $2 million loan made by Rogers to NGC on November 13, 2007;

3. exactly $13 million shall be placed in a special "Projects Fund" subject to the terms and conditions on these funds set forth below. These funds shall be immediately segregated upon receipt into the Projects Fund; and

4. the total actual balance remaining (approximately $3.8 million) shall be applied to the balance remaining due to Rogers, unless expressly agreed by Rogers otherwise in writing.

B. In exchange for NGC and BHG applying the Sale Proceeds as set forth above, Rogers agrees, at the closing of the CAC Deal, to release her lien on BHG's interest in IC-BH to allow the sale of the ownership interest to CAC by BHG free and clear of her lien.

C. NGC and BHG agree to inform Sharon E. Conway contemporaneously (whenever possible, or immediately after learning the information when contemporaneous disclosure is not possible) of any and all material events that occur related to the CAC Deal, including but not limited to any material changes in the CAC Deal, the completion of the proxy statement for NGC's shareholders to vote on the CAC Deal, any problems in closing the CAC Deal caused directly or indirectly by any of NGC's Directors or significant shareholders (owners of 5% or more of NGC either directly or indirectly), or any other matter that a significant creditor of NGC or BHG would find relevant to his or her situation. Whenever possible, Ms. Conway shall be copied via e-mail on any e-mails sent related to this matter and copies of e-mails not copied to her shall be immediately and promptly forwarded to her e-mail address.

D. **Projects Fund.** NGC shall segregate the $13 million described above into the "Projects Fund," which shall be an interest-bearing account set up separately from any and all other accounts held by NGC (although the funds may be held in an account at the same bank as other accounts held by NGC, but they must be in a completely separate account). The funds (principal and/or interest) in the Projects Fund may be used by NGC solely for (1) acquisitions or financing of new projects, or (2) repayment to Rogers on any of her loans to NGC. NGC may not borrow against the Project Funds or use the Project Funds or account as collateral for any loan transaction without Rogers' express written consent, and even in that event NGC may only borrow against the Projects Fund if the loan is for financing a new project or acquisition. Up to $8 million of the Projects Fund may be used by NGC for investment in the Vicksburg Horizon Casino ("Vicksburg") without any further authorization or consent from Rogers. The funds remaining after investment in Vicksburg must be committed through at least a signed letter of intent by NGC for one or more new acquisitions (for which NGC must obtain Rogers's consent, and Rogers shall not unreasonably withhold her consent) within twelve months after the closing date for Vicksburg (the "Projects Fund Period"). If any uncommitted funds remain in the Projects Fund at the end of the Projects Fund Period, they shall be immediately applied to any outstanding principal and interest due to Rogers under any loan agreement between Rogers and NGC. Rogers shall be promptly given a security interest in 100% of NGC's direct and/or indirect ownership and/or other interest in any new project or acquisition purchased or financed in any way with any of the Projects Fund (a "Projects Fund Project"), and a purchase-money security interest in the assets of the wholly- or partially-owned subsidiary created to own or finance the new project (subject to any

other debt used to finance the purchase of the project). If NGC sells any of its ownership interest in a Projects Fund Project, or if it causes any wholly- or partially-owned subsidiary to sell stock or ownership interests, to one or more third parties, then all monies received from each third party must be used first to pay down on the total principal and accrued interest due to Rogers. If NGC attempts to use any of its ownership interest in a Projects Fund Project as collateral for any loan, then the proceeds of the loan must be used first to pay down on the total principal and accrued interest due to Rogers. NGC guarantees the cooperation of any subsidiary wholly- or majority-owned by NGC in providing these security interests to Rogers. These security interests shall be released pursuant to the terms of the relevant Security Agreement between Rogers and NGC and/or any of NGC's wholly- or majority-owned subsidiaries, as applicable.

E. **Updated Loan Documents.** In order to properly reflect the payments received on the balance due under the Credit Facility and the changes in the collateral held by Rogers after the $35 million has been fully received by Rogers, the Parties agree that the Credit Facility shall be updated and converted into a simple promissory note that will continue to be secured by all assets of NGC, and "all assets" includes but is not limited to: NGC's ownership interests in BHG, Colorado Grande Enterprises, Inc., CGC Holdings, Ltd., Nevada Gold BVR, Inc., Gold River, L.L.C., Goldfield Resources, Inc., Sunrise Land & Minerals, Inc., Gold Mountain Development, L.L.C. ("GMD"), and RCI; and any and all machinery, furniture, fixtures, manufacturing equipment, shop equipment, office equipment, parts, and tools, wherever located, inventory, cash, accounts, accounts receivable, contract rights, chattel paper, promissory notes, securities, and general intangibles (including but not limited to all copyrights, trademarks, service marks, patents, inventions, trade secrets, exclusive licenses, processes, systems, and goodwill); and all products, accessions to, substitutions for, insurance distributions for, and cash and other proceeds of all of these assets of NGC and its named subsidiaries, and any and all after-acquired property of every kind and character of NGC and its named subsidiaries, all of which are collectively referred to as the "Collateral." Rogers lien on the Collateral shall be subject to any valid purchase money security interests made at any time. "Collateral" shall also include an assignment by NGC of the proceeds from its judgment against American Heritage, a Deed of Trust on approximately 260 acres in Gilpin County, Colorado, owned by GMD, and any and all notes receivable from the sale of its interest in American Racing and Entertainment, L.L.C., and/or Nevada Gold NY, Inc. Any item of collateral held by Rogers prior to this Agreement shall remain as part of the Collateral under the updated loan documents, save and except only BHG's ownership interest in IC-BH. In addition, Rogers agrees to extend the maturity date of the Credit Facility from September 30, 2008, until June 30, 2010, which is two years from the original maturity date of the Credit Facility. Rogers and NGC also agree to renegotiate the interest rate at the time the documents are updated and the $35 million is received by Rogers, but in no event will the interest rate be less than ten percent (10%) per annum. Rogers agrees that any notes receivable for NGC from RCI shall be excepted from the term "Collateral" as long as NGC (1) repays to Rogers the $2 million (plus all accrued interest on it) from the CAC Deal and (2) pays Rogers her accrued interest from the proceeds from the RCI notes receivable as per the Amendment Dated October 12, 2007, to the Amended and Restated Credit Facility Dated January 19, 2006, between the Parties.

F. The Credit Facility and the January 2006 Security Agreement, both dated January 19, 2006, are both incorporated by reference into this Agreement for all purposes as if fully set forth at length. To the extent this Agreement conflicts with the Credit Facility or the January 2006 Security Agreement, this Agreement controls.

G. If the CAC Deal is not reduced to writing on or before January 12, 2008, or if the CAC Deal does not close on or before April 15, 2008, then this Agreement expires and is rendered null and void in all respects, and the Credit Facility and the January 2006 Security Agreement survive and remain the controlling documents between NGC, BHG, and Rogers regarding the loans made by Rogers to NGC, unless the Parties enter into a written agreement extending these deadlines.

III. Miscellaneous Provisions

A. **Notices.** Any notice required or permitted by this Agreement shall be effective if given in accordance with the provisions set forth in the Credit Facility.

B. **Expenses.** NGC and BHG shall, jointly and severally, promptly pay, upon demand, any and all actual attorney's fees and out-of-pocket expenses incurred by Rogers related to this Agreement, and in no event shall these attorney's fees and expenses be paid later than thirty days after the date on which they are submitted to NGC and/or BHG. Additionally, NGC and BHG, jointly and severally, shall promptly pay all costs, expenses, taxes, assessments, insurance premiums, court costs, actual attorneys' fees, expenses of litigation, expenses of sales, and other similar and related expenses incurred by Rogers to enforce her rights and remedies under this agreement, regardless of whether they are incurred before or after the occurrence of a breach or incurred in connection with the perfection, preservation, or defense of her security interest, or the custody, protection, collection, repossession, enforcement, or sale of the Collateral. All of these attorney's fees and expenses that are not paid within thirty days of the invoice date shall bear interest at the Default Rate (as defined in the Credit Facility) from the invoice date until paid in full by NGC or BHG.

C. **Further Assurances.** NGC and BHG both agree to execute all other documents and instruments reasonably requested by Rogers or her attorney to effectuate the intent of this Agreement upon written request by Rogers or her attorney after the date of this Agreement.

D. **Amendment and Written Waiver.** No waiver, modification, or alteration of any provision of this Agreement, nor consent to any departure from the terms of it or from the terms of any other document, shall be effective unless it is in writing and signed by NGC, BHG, and Rogers, and any executed waiver shall be effective only for the specific purpose and in the specific instance set forth in that document. Any document purporting to amend or modify this Agreement shall be of no force or effect unless the document expressly states that it is intended to amend or modify the Agreement and it is signed by all parties to this Agreement. No waiver by Rogers of any default or breach by NGC and/or BHG shall be deemed to be a waiver of any other or subsequent default or breach, nor shall the waiver be deemed to be a continuing waiver.

E. **Benefit.** This Agreement is binding upon and inures to the benefit of NGC, BHG, and Rogers and their respective heirs, legal representatives, successors, and assigns, provided that neither NGC nor BHG may assign any rights, powers, duties, or obligations under this Agreement without the prior written consent of Rogers.

F. **Remedies Cumulative.** All rights and remedies of Rogers under this Agreement are cumulative of each other and of every other right or remedy that Rogers may otherwise have at

law or in equity or under any other document for the enforcement of her rights and remedies or the enforcement of any duties of NGC, BHG, or any other party liable in respect to the Obligations (as that term is defined in Appendix I to the January 2006 Security Agreement). The exercise by Rogers of one or more rights or remedies shall not in any way affect her right to exercise any of her other rights or remedies, or to subsequently exercise the same rights or remedies in the future.

G. **Course of Dealing.** No course of dealing between NGC, BHG, and Rogers, nor any failure or delay by Rogers in exercising any of her rights, powers, or privileges under this Agreement or under any other agreement shall operate as a waiver of any of Rogers' rights, powers, or privileges; nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise of that right, power, or privilege or the exercise of any other right, power or privilege.

H. **Severability.** The invalidity of any one or more phrases, sentences, clauses, paragraphs, or sections of this Agreement shall not affect the remaining portions of this Agreement. If any one or more of the phrases, sentences, clauses, paragraphs, or sections contained in this Agreement are invalid, or operate to render this Agreement invalid, then this Agreement shall be construed as if the invalid phrase or phrases, sentence or sentences, clause or clauses, paragraph or paragraphs, or section or sections had not been inserted.

I. **Governing Law; Venue.** The substantive laws of the State of Texas govern the validity, construction, enforcement, and interpretation of this Agreement unless the laws of the State of Texas require the application of the laws of another state. This Agreement is performable in Montgomery County, Texas.

The parties have executed this instrument to be effective as of November 13, 2007.

NEVADA GOLD & CASINOS, INC.

By: Robert B. Sturges
ROBERT B. STURGES, CEO
3040 Post Oak Blvd., Suite 675
Houston, Texas 77056-6588

BLACK HAWK GOLD, LTD.

By: Robert B. Sturges
ROBERT B. STURGES, President
3040 Post Oak Blvd., Suite 675
Houston, Texas 77056-6588

LOUISE H. ROGERS, as her Separate Property
2512 Alta Mira
Tyler, Texas 75701-7301